UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of Earliest event Reported): November 19, 2013


                             LIFE STEM GENETICS INC.
             (Exact name of registrant as specified in its charter)

             Nevada                     333-183814                80-0832746
 (State or other jurisdiction of       (Commission              (IRS Employer
of incorporation or organization)      File Number)          Identification No.)

           433 North Camden Drive, Suite 400, Beverly Hills, CA 90210
                    (Address of principal executive offices)

                                 (310) 279-5234
              (Registrant's telephone number, including area code)

          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications  pursuant to Rule 425 under the Securities Act (17
    CFR 230.425)

[ ]  Soliciting  material  pursuant to Rule  14a-12  under the  Exchange  Act
    (17CFR240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

[ ] Pre-commencement  communications  pursuant  to Rule  13e-4(c)  under the
    Exchange Act (17CFR240.13e-4(c))
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ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

Effective November 19, 2013, we entered into a private placement agreement with one person (the "SUBSCRIBER"). Pursuant to the agreement, we agreed to the issuance of 300,000 units (each, a "UNIT") at a price of $1.00 per Unit. Each Unit consisted of one share of our common stock (a "SHARE") and one warrant (a "WARRANT"). Each Warrant is exercisable by the Subscriber into one common share of our company stock (a "WARRANT SHARE") at price of $1.00 per Warrant Share for a period of 12 months. The total proceeds from this private placement was $300,000.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On November 19, 2013, we issued an aggregate of 300,000 shares of our common stock pursuant to the private placement agreement referred to above.

We issued an aggregate of 300,000 shares of our common stock to one (1) non-US person (as that term is defined in Regulation S of the Securities Act of 1933), in an offshore transaction relying on Regulation S of the Securities Act of 1933, as amended.

ITEM 7.01 REGULATION FD DISCLOSURE

In connection with the October 21, 2013 private placement for an aggregate of $500,000, we have now closed an aggregate of $800,000 of our planned $1,000,000 private placement of Units. We did not receive funds for the previously closing of the remaining $200,000 as announced on November 19, 2013. As a result, we are continuing to attempt to complete our planned financing of $1 million of Units.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

10.1 Form of Subscription Agreement between our company and the Subscriber.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 10, 2013

LIFE STEM GENETICS INC.


By: /s/ Gloria Simov
   -----------------------------------------------
   Gloria Simov
   President, Chief Executive Officer and Director

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